Exhibit 5.1

Dennis Brovarone
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

December 24, 2009

General Steel Holdings, Inc.
Room 2315
Kuntai International Mansion Building,
Yi No 12, Chaoyangmenwai Ave.
Chaoyang District, Beijing, China 100020

Ladies and Gentlemen:

Re:
Registration Statement on Form S-3 (Registration No. 333-161585), as amended, initially filed on August 27, 2009 with the Securities and Exchange Commission (the “Commission”) and declared effective as of 12:00 p.m. on October 22, 2009.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated October 22, 2009 (the “Base Prospectus”) and the prospectus supplement dated December 24, 2009 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by General Steel Holdings, Inc. (the “Company”), of (i) 5,555,556 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase 2,777,778 shares of Common Stock (the “Warrant Shares”), which Shares, Warrants and Warrant Shares are covered by the Registration Statement. I understand that the Shares, Warrants and Warrant Shares are to be offered and sold in the manner described in the Prospectus.

I have acted as counsel for the Company in connection with the Shares, Warrants and Warrant Shares. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

The opinions expressed below are limited to the laws of the State of Nevada, including the applicable provisions of Nevada Corporate Law and the reported cases interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that (i) the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a Corporation proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the shares of the Company’s common stock issued upon exercise of the Warrants, when issued and sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.

I hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus contained therein.  My consent shall not be deemed an admission that I am an expert whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares, Warrants and Warrant Shares while the Registration Statement remains effective.

Very truly yours, /s/ Dennis Brovarone Dennis Brovarone, Attorney at Law